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                                                                     Exhibit 8.1

               [LETTERHEAD OF BOWLES RICE MCDAVID GRAFF & LOVE]



                              September 12, 2001


Richard M. Adams
United Bankshares, Inc.
514 Market Street
P. O. Box 1508
Parkersburg, WV 26102

Joseph S. Bracewell
Century National Bank
1275 Pennsylvania Avenue, NW
Washington, DC 20004

Gentlemen:

          You have requested our opinion on certain federal income tax consequences relating to the merger of Century Bancshares, Inc. ("Century") with and into United Bankshares, Inc. ("United") and the merger of Century National Bank ("Century National") with and into United Bank ("Bank").

          The relevant facts concerning the mergers are set forth in the Agreement and Plan of Merger executed by the above parties. A description of the transaction set forth therein is incorporated herein reference.

                                REPRESENTATIONS
                                ---------------

          In addition to the general statement of facts set forth in the Registration Statement, and exhibits attached thereto, you have made the following representations concerning the proposed merger of Century with and into United:

          1. The fair market value of United stock and other consideration received by each Century shareholder will be approximately equal to the fair market value of Century stock surrendered in the exchange.

          2. There is no plan or intention by the stockholders of Century who own one (1) percent or more of Century stock, and to the best of the knowledge of the management of Century, there is no plan or intention on the part of the remaining stockholders of Century to sell, exchange or otherwise dispose of a number of shares of United stock received in the transaction that would reduce the Century stockholder's ownership of United stock to a number of shares having a value, as of the

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Richard M. Adams
Joseph S. Bracewell
September 12, 2001
Page 2

date of the transaction, of less than fifty (50) percent of the value of all of the formerly outstanding stock of Century as of the same date. For purposes of this representation, shares of Century stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of United stock will be treated as outstanding Century stock on the date of the transaction. Moreover, shares of Century stock and shares of United stock held by Century stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

          3. Sub will acquire at least ninety (90) percent of the fair market value of the net assets and at least seventy (70) percent of the fair market value of the gross assets held by Century immediately prior to the transaction. For purposes of this representation, amounts paid by Century to dissenters, amounts paid by Century to stockholders who receive cash or other property, Century assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Century immediately preceding the transfer, will be included as assets of Century held immediately prior to the transaction.

          4. The liabilities of Century assumed by Sub and the liabilities to which the transferred assets of Century are subject were incurred by Century in the ordinary course of business.

          5. United, Sub, Century and the stockholders of Century will pay their respective expenses, if any, incurred in connection with the transaction.

          6. There is no intercorporate indebtedness existing between United and Century or between Sub and Century that was issued, acquired or will be settled at a discount.

          7. No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

          8. Century is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code.

          9. The fair market value of the assets of Century transferred to Sub will equal or exceed the sum of the liabilities assumed by Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

                                    OPINION
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          Based solely upon the information submitted and on the representations set forth above,

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Richard M. Adams
Joseph S. Bracewell
September 12, 2001
Page 3

we are of the opinion that the statutory merger of Century with and into United and the statutory merger of Century National with and into United Bank will constitute tax-free reorganizations within the meaning of Internal Revenue Code
Section 368(a)(1)(A).

          It should be noted that the opinions expressed in this letter are based upon statutory, judicial and administrative authority as of the date of this opinion. There can be no assurance that such authority will not be changed in the future, or that such changes will not be made retroactively applicable to the transactions considered herein. Moreover, the above-stated opinions are based upon the facts as we understand them and upon the representations provided to us. If the facts turn out to be different in any material respect from the facts or representations stated herein, or if the laws or regulations applicable to the proposed transactions are changed or reinterpreted by competent tribunals, some or all of the opinions expressed in this letter may become inapplicable.

          Please note further that Treas. Reg. (S) 1.368-3 requires certain records to be kept and information to be filed with the federal income tax returns of each corporation which is a party to the reorganization.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 and any Amendment thereto (the "Registration Statement") in respect to the shares of United Common Stock to be issued in connection with the merger, and to the reference to this opinion under the caption "The Merger - Certain Federal Income Tax Consequences" and elsewhere in the Prospectus/Joint Proxy Statement included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                              Sincerely,

                              BOWLES RICE MCDAVID GRAFF & LOVE PLLC


                              By:    Marc A. Monteloone
                                  ------------------------------
                              Its Member